Exhibit 10.(b)

AMENDED AND RESTATED
 ASSET PURCHASE AGREEMENT
This Amended and Restated Asset Purchase Agreement (the "Agreement") is entered into as of the 2nd day of May 2015 by and among On the Move Corporation, a Florida corporation ("Purchaser") on the one part and West Boynton Auto Service, Inc. d/b/a Hagen Ranch Texaco, a Florida corporation ("Hagen Ranch") and Spanish River Service, Inc. d/b/a/ Jupiter Farms Chevron, a Florida corporation ("Jupiter Farms"), each have a principal office at 12355 Hagen Ranch Road, Boynton Beach, FL 33437 (Hagen Ranch and Jupiter Farms are referred to collectively as "Sellers") and individually, a "Seller"), on the other part.
W I T N E S S E T H:
WHEREAS, Sellers presently own and operate various retail convenience stores, which include the retail sale of motor fuels, at various locations in Florida; and
WHEREAS, the stores are leased by the respective Sellers at the locations (the "Locations") as shown on Schedule A; and
WHEREAS, Purchaser desires to purchase from each applicable Seller, and each applicable Seller desires to sell to Purchaser, the leasehold interests comprising the Locations, and certain personal property used to operate the Locations which is owned by such Seller and situated at the Locations, including but not limited to all rights in and to use the "dba name", and any trademarks or logos which are owned by Sellers and which are associated therewith, all licenses and permits of governmental agencies for such Locations to the extent they are transferable, the telephone numbers presently assigned to such Locations, and all inventory, furniture, equipment, any leasehold improvements on such Locations which are owned by Sellers (the "Assets");
WHEREAS, this Agreement supersedes all prior agreements between the Parties;
ARTICLE 1.
 PURCHASE OF PERSONAL PROPERTY
1.1.     Purchase of Personal Property.  At the Closing (defined below), and subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, all of the Assets at the Locations of Sellers, other than real estate and appurtenant fixtures, free and clear of all liens, interests, rights, claims, encumbrances and restrictions of any kind. Assets include all tangible and intangible assets of Sellers utilized in or related to the operation of the Locations, other than real property and any property excluded by this Agreement.  Assets shall be set forth in schedules as set forth below and shall be transferred by certificate of title or by bill of sale, as appropriate.
1.2.     Purchase Price.
1.2.1.The purchase price ("Purchase Price") for the Assets to be paid by Purchaser to Sellers pursuant to this Agreement is the total sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which sum will be paid as follows at closing:  Two million five hundred thousand shares of Purchaser's Series A Preferred Stock, $1.00 per share stated value. The Series A Preferred Stock shall be allocated one million (1,000,000) shares to West Boynton Auto Service, Inc. and one million five hundred thousand (1,500,000) shares to Spanish River Service, Inc.

1.2.2.      Failure to Redeem Preferred Stock.  If for any reason the Preferred Stock is not redeemed in accordance with the Certificate of Designations and Preferences, then for each year or part therefor Seller shall be paid an additional sum equal to the cash component of $600,000 on an annual basis or part thereof.
1.2.3.      Prorations; Credits.
(a)        Taxes.  There shall be a credit for the cost of motor fuel and other inventory on hand at time of closing. Cash at closing shall be increased or decreased as may be required by prorations to be made through the day prior to closing. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount. If closing occurs at a date when the current year's millage is not fixed and current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If current year's assessment is not available, then taxes will be prorated on prior year's tax. A tax proration based on an estimate shall, at request of either party, be readjusted upon receipt of tax bill and that a statement to that effect shall be signed at Closing.
(b)        Motor Fuel and Inventory.  There shall be a credit for the cost of motor fuel and other inventory on hand at time of closing. Merchandise shall be calculated at 65% of retail price; cigarettes at cost, fuel at day of delivery cost. Sellers agree to maintain merchandise inventory as presently exists in store.
1.3.      Security Deposits.  All existing security deposits for utilities such as telephone, water, electric, etc. will remain the property of Sellers, to be refunded to Sellers by the respective utility companies in accordance with their policies. Purchaser will make such new deposits as said companies may require. Sellers will be responsible for payment of utility charges up to closing date. Purchaser will be responsible for all such charges accruing after closing date.
ARTICLE 2.
 ASSETS AND LIABILITIES INCLUDED AND EXCLUDED FROM SALE
2.1.       Purchased Assets.  Except as otherwise specifically set forth in this Agreement and on the Schedules hereto, the Assets to be purchased from Sellers shall include all of Sellers' right, title and interest in and to said assets, of every type and condition, including, without limitation, the following:
2.1.1.      Furniture, Equipment, and Machinery.  All tangible personal property owned by or leased to Sellers located in or used in connection with the business, including, without limitation, furniture, furnishings, trade fixtures (not appurtenant to real property), instruments, equipment, systems, machinery, operation manuals, and manufacturer's warranties and guarantees, if any, as identified on Schedule 2.1.1. ("Furniture and Equipment")
2.1.2.      Personal Property Leases.  All equipment leases and other personal property leases for tangible personal property (including, without limitation, office equipment) leased by Sellers, and including as identified on Schedule 2.1.2 ("Personal Property Leases").
Exhibit 10(b) Page 2

2.1.3.      Real Property Leases.  All Real Property Leases for the Locations in the form attached as Exhibit 2.1.3.
2.1.4.      Contracts.  All of Sellers' rights related to contracts, agreements, options and commitments (other than Personal Property Leases), including, without limitation, as identified on Schedule 2.1.4. ("Contracts").
2.1.5.      Cash on Hand, Accounts Receivable, and Prepaid Income.  All cash on hand, accounts receivable, credit card receipts, cash deposits that customers have deposited with Sellers, deferred revenue, prepaid income, amounts paid by customers pursuant to any plans or programs in which customers paid an amount to receive services or goods in the future, and similar amounts paid by customers to Sellers in advance of rendering the services or providing the goods after closing date pursuant to such contracts.
2.1.6.      Business Records.  Copies of all current accounting records, current financial records, operations records, customer records, customer lists, vendor lists, price lists, operations manuals, and all other records, files, memoranda, sketches, bids, contracts, and other documents relating to any of "Sellers'" business ("Business Records").
2.1.7.      Inventory.  Beer Inventory, Beverage Inventory, Fast Food Inventory, Fuel Inventory, Store Inventory, Tobacco Inventory, and other items, such as janitorial and office supplies, and all other operating supplies used in the ordinary course of business shall be classified as inventory hereunder ("Inventory"). As soon as possible following closing, Sellers shall complete a physical count of Sellers' Inventory, determine the cost (in accordance with generally accepted accounting principles) of such Inventory as of the close of business on the Closing date.  A copy of the inventory shall be attached, post closing, to this Agreement as Schedule 2.1.7.
2.1.8.      Licenses and Permits.  All licenses and permits used in operation of Sellers' Locations ("Licenses and Permits").
2.1.9.      Intellectual Property.  All of Sellers' rights, title and interest in all trademarks, trade names (service marks, copyrights and any applications therefor, and all logos, symbols, business manuals, policies, and tangible or intangible advertising materials that have been created by or for Sellers and that are or have been used by Sellers in the conduct of its business ("Intellectual Property").
2.1.10.      Communication Addresses.  All telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to Sellers ("Communication Addresses").
2.1.11.      Computer Software and Databases.  All computer software, applications and databases owned, licensed, leased, internally developed or otherwise used by Sellers in connection with its business ("Computer Software and Databases").
2.1.12.      Proprietary Information.  All rights in Sellers' Proprietary Information.  "Proprietary Information" means all information, data, software and materials (whether contained in documents, electronic media or other forms) relating to or used by Sellers, including, without limitation, information about Sellers' materials, procedures, inventions, expertise, customer lists, potential customer lists, customer data, financial data, vendors, marketing plans, and trade secrets.
Exhibit 10(b) Page 3

2.1.13.      Tangible and Intangible Personal Property.  All other tangible and intangible personal property owned by Sellers.
2.1.14.      Insurance.  All policies of fire, extended coverage, liability, errors and omissions, environmental and all other kinds of insurance held by Sellers and covering any of the Assets; provided, however, that Purchaser shall have no obligation to continue or renew any such policy of insurance following Closing.
2.2.      Assumed Liabilities.  No liabilities of any type and condition, real, personal and mixed, tangible and intangible, fixed and unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on Sellers' books and records, are assumed by Purchaser.
2.3.      Excluded Assets.  The Assets to be purchased by Purchaser pursuant to this Agreement do not include the following assets:
(a)      POS equipment at the Locations.
2.4.      Excluded Liabilities.  Purchaser shall not assume or be deemed to have assumed, and Sellers shall remain solely responsible following Closing for, any and all indebtedness, contract obligations and other liabilities of Sellers ("Excluded Liabilities").
ARTICLE 3.
 RISK OF LOSS AND OFFSETS
3.1.      Risk of Loss.  Until possession has been delivered to Purchaser at Closing, Sellers shall retain all risk of loss or damage with respect to the assets sold hereunder.  In the event of any material loss or damage to all or any part of the Assets prior to such time, Purchaser shall have the right to (i) terminate this Agreement and abandon the transaction, in which event each party shall be fully released and discharged from any further obligations under this Agreement, except for any continuing obligations of a party under this Agreement, or (ii) consummate the transactions contemplated by this Agreement and reduce the Purchase Price by an equitable amount (to be determined by agreement of Purchaser and Sellers) to equal the loss or damage (net of any insurance proceeds paid or payable to Purchaser by reason of the loss or damage).
ARTICLE 4.
REPRESENTATIONS, WARRANTIES AND
  COVENANTS OF "SELLER"
Sellers hereby represent, warrant and covenant to Purchaser as follows:
4.1.      Organization, Good Standing, Qualification, and Authorization of Sellers.
4.1.1.      Organization, Standing, and Qualification.  Sellers are entities which are duly organized, validly existing and in good standing under the laws of the state of Florida; (ii) has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary.
Exhibit 10(b) Page 4

4.1.2.      Authorization. The execution, delivery and consummation of this Agreement by Sellers have been duly approved by its management according to applicable law and its Operating Agreement and Articles of Organization or its Articles of Incorporation. No approval or consent of any person, firm, or other entity is required to be obtained by Sellers for the execution, delivery and consummation of this Agreement by Sellers.  Upon the execution and delivery of this Agreement by Sellers, no further action will be necessary to make this Agreement valid and binding according to its terms.
4.2.      Financial Statements.  Sellers have made available to Purchaser the current balance sheet for each of the Locations and all other financial records of the business, including, but not limited to, financial statements, income statements, inventory counts, and credit card receipts for the last two years. The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the ordinary course of business from the books and records of Sellers in accordance with generally accepted accounting principles, consistently applied and maintained throughout the periods indicated, (iii) present fairly, in all material respects, the financial position of the Business as of the date indicated, and (iv) are suitable for an audit in the form required by the Securities and Exchange Commission.
4.3.      Absence of Undisclosed Liabilities.  Except as incurred by Sellers in the ordinary course of operating its business since the date of the Financial Statements, to the knowledge of Sellers, there has not been any material adverse change in Sellers' business condition (financial or otherwise), properties or operations.  Further, Sellers are not aware of any liabilities, whether absolute, accrued, contingent or otherwise, arising through the ownership or operation of Sellers which materially affect the Assets or the operation of "Sellers' business; and Sellers" do not know of any basis for the assertion against the Assets of any undisclosed liability of Sellers.
4.4.      No Default.  With respect to any contract, agreement, lease, license or understanding that is being acquired by Purchaser, Sellers are not in default under the terms of any such contract, agreement, lease, license or understanding to which it is a party, and which default will result in any loss or damage to Sellers, nor has any condition or event occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any terms thereof, and Sellers are not aware of any condition that will result in a default under any terms thereof.
4.5.      Taxes.  Sellers have filed all federal, state and local income, sales, use, excise, withholding, franchise, payroll and other tax returns and reports required to be filed in connection with the operation of Sellers' business, and all taxes shown by the returns to be due and payable have been paid.  Sellers shall prepare and file all income, sales, use, excise, withholding, franchise, payroll and other tax returns, and pay all taxes, required to be filed or paid up to and through the date of Closing.  Except for property taxes not yet due and payable, there are no tax liens on any of the Assets.  Sellers have delivered to Purchaser true and correct copies of all federal and state income and excise tax returns of Sellers for the tax year ending 2013 and, if available, 2014.  Sellers have not given or been requested to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.
4.6.      Clear Title to Assets.  Sellers have good and marketable title to the Assets sold under this Agreement. Other than in the ordinary course of business consistent with past practice, Sellers have not, since the date of theirs most recent Financial Statement, sold, assigned, transferred or otherwise disposed of any assets or properties used in its business in anticipation of the transactions contemplated by this Agreement.
Exhibit 10(b) Page 5

4.7.      Condition of Tangible Assets.  All of the tangible Personal Property assets are in good operating condition and repair; normal wear and tear excepted, and are located at the Locations.
4.8.      Inventories.  All items of Inventory are owned by Sellers and were acquired by Sellers in the ordinary course of operation, may be used for the items' intended purposes, and were purchased, handled, stored and sold in accordance with all federal, state and local governmental laws and regulations.
4.9.      Liabilities.  To Sellers' knowledge, there are no liabilities, not otherwise reflected in the Financial Statement, which are known or with reasonable care or upon reasonable inquiry should be known, and which are now or may be assessed or become a charge against the Assets.
4.10.      Insurance.  Purchaser has inspected each policy of fire, extended coverage, liability (including, without limitation, professional liability) and all other kinds of insurance held by Sellers and covering the business and / or the assets of the business.  Sellers know of no claims made against any such insurance policy that are unresolved as of Closing.  The policies are in full force and effect and will be in full force and effect at Closing.  Upon request of Purchaser, Sellers will execute whatever assignments may be required by said insurers to keep any of said policies in force.
4.11.      Contracts, Sublease and Personal Property Leases.  All Contracts, Subleases and Personal Property Leases that are being assumed by Purchaser, are in full force and effect; and to the knowledge of Sellers, there are no existing defaults or events or conditions which but for the passage of time would constitute defaults pursuant to such documents.
4.12.      Operations.  Prior to Closing, Sellers' operations have complied, to the best of Sellers' knowledge, in all material respects, with all federal, state, local and other statutes and regulations and all rules and regulations of any applicable regulatory agency governing Sellers' business.
4.13.      Litigation or Claims.  To the knowledge of Sellers, there are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or threatened against, or involving the assets or liabilities of, Sellers before any court, governmental or administrative body or agency, or private arbitration tribunal.  To Sellers' knowledge, there are no facts upon which material claims may be made against said assets or liabilities, nor are there any outstanding orders, writs, injunctions, or decrees of any court, arbitrator or governmental agency which materially adversely affect or could materially adversely affect the assets sold or liabilities assumed pursuant to this Agreement.
4.14.      Preferred Stock.  Seller acknowledges that the preferred stock is a restricted security as defined in the federal securities laws and that a legend will be affixed to the stock certificate to the effect that:
4.15.      Investment Representation.  Sellers represent and warrant that it is acquiring the preferred stock for its own account only, for investment purposes, and not with a view to public distribution.
Exhibit 10(b) Page 6

ARTICLE 5.
 PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
Purchaser represents, warrants and covenants to Sellers as follows:
5.1.      Organization, Good Standing, Qualification, and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and is authorized to transact business in the state of Florida.  Purchaser has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties as and where now owned, leased or operated.  Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by Purchaser or the business to be conducted by Purchaser make such qualification necessary.
5.2.      Authority to Contract.  Purchaser has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by Purchaser was duly approved by its Board of Directors according to applicable law and its Articles of Incorporation and Bylaws.  No approval or consent of any person, firm, or other entity is required to be obtained by Purchaser for the execution, delivery and consummation of this Agreement by Purchaser.  Upon the execution and delivery of this Agreement by Purchaser, no further action will be necessary to make this Agreement valid and binding upon Purchaser according to its terms.
5.3.      Issuance of the Preferred Stock.  The preferred stock has been authorized by Purchaser's certificate of incorporation and the preferred stock, upon issuance, will be duly authorized, validly issued, fully paid and non-assessable
ARTICLE 6.
 CLOSING
6.1.      Time, Date and Place of Closing.  The execution and delivery of the documents required to consummate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pearlman Schneider LLP, 2200 NW Corporate Boulevard, Suite 210, Boca Raton, Florida 33431 at or prior to the closing of the Amended and Restated Share Exchange Agreement and Plan of Reorganization dated as of May 2, 2015. The Closing shall be effective as of and upon the execution and delivery of the documents and the preferred stock contemplated by this Agreement.
6.2.      Documents Executed and Delivered and Deliveries Made at Closing:  At the Closing, the Parties shall execute and deliver the following:
6.2.1.      Sellers shall deliver to Purchaser a current copy of its Operating Agreements and Bylaws; and Purchaser shall deliver to Sellers a current copy of its Bylaws.
6.2.2.      The Parties shall sign and / or deliver counterparts of this Agreement, the bills of sale, assignment of licenses, and any and all other documents called for in the Schedules to be signed and / or delivered.
6.2.3.      Purchaser shall pay the Purchase Price by delivery to Sellers of stock certificate for 3,200,000 shares of preferred stock, said certificate containing a restrictive legend.
Exhibit 10(b) Page 7

6.2.4.      Sellers shall take or shall cause to be taken all other reasonable actions as may be required to put Purchaser into full possession and control of the Assets of the business.
6.3.      Taking of Inventory.  As the last act of closing, the Parties shall conduct an inventory of the items specified in Section 2.17. The results of the inventory shall be attached to this Agreement as Schedule 2.17.
6.4.      Documents Delivered after Closing.  At and after closing, the parties shall execute and deliver all documents as may be required to effect the transactions contemplated by this Agreement, and after Closing shall take any other action consistent with the terms of this Agreement that may reasonably be requested by a party for the purpose of effecting the transactions contemplated by this Agreement.
ARTICLE 7.
 NONCOMPETITION AND CONFIDENTIAL INFORMATION
7.1.      Purpose of Non-competition and Confidentiality Agreements.  Sellers and their member(s) and shareholders acknowledge that Purchaser is purchasing the assets (including, without limitation, Proprietary Information and relationships with customers) with the expectation of continuing the business at the Locations and providing services to Sellers' existing and expected customers.  Sellers and their member(s) agree that Purchaser is entitled to a period of time to benefit from the purchase of the assets, and that Sellers and their Member(s) should be restricted from competing with Purchaser or benefiting from the Proprietary Information and customer relationships purchased by Purchaser.
7.2.      Non-competition and Confidentiality Agreement, Duration and Area.  Sellers and their member(s) agree that, for a period of two (2) years following Closing, Sellers will not disclose confidential information regarding the Purchaser's business or compete with Purchaser by engaging, within two miles, in any business that would compete with Purchaser.  The term "compete" shall include, by way of illustration and not limitation, (i) directly or indirectly soliciting, selling or rendering any services or products that were provided or sold by Sellers prior to Closing, (ii) being an owner, partner, agent, consultant, stockholder, director or officer of any entity that directly or indirectly solicits, sells or renders any services or products after Closing that were provided or sold by Sellers prior to Closing, with the exception of holding shares in On the Move or being the holder of less than five percent (5%) of the stock of a publicly traded company, (iii) contacting or soliciting any of the customers of Sellers for the purpose of establishing relationships for any services or goods that directly or indirectly compete with Purchaser's business or causing any customer to terminate any relationship with Purchaser after the Closing, (iv) directly or indirectly soliciting or hiring any of Purchaser's employees or causing any employee to terminate any relationship with Purchaser, or (vi) making any public or private statements to third parties that would be likely to cause a material injury to or materially interfere, directly or indirectly, with Purchaser's business or reputation.  It is understood and agreed that the endorsement of this Agreement by Jay Seewald, as the member of Seller, refers only to, and is strictly limited to, the non-competition and confidentiality provisions of Sections 7.1 and 7.2 of this Agreement.
Exhibit 10(b) Page 8

ARTICLE 8.
 COVENANTS AND REMEDIES
8.1.      Survival of Representations, Warranties, and Covenants.  Except as otherwise set forth in this Agreement, the representations, warranties, and covenants by the respective Parties set forth in this Agreement, including, without limitation, any representations, warranties or covenants set forth in any Schedule or other writing delivered pursuant to this Agreement, shall survive the Closing and shall be deemed to be material and to have been relied upon by the other Party.
8.2.      Claim.  A "Claim" shall be broadly construed to include any damage, liability, expense, reasonable attorney fees, costs, or any combination thereof arising from, related to, or connected with a party's breach of this Agreement.
8.3.      Claim Notice and Cure Period.  In the event of a Claim, then the aggrieved party shall provide reasonable written notice to the defaulting party of such breach.  From the date of notice the defaulting party shall have 30 days to cure the Claim (an "Undisputed Claim") or dispute its liability to such Claim in writing (a "Disputed Claim").  If an Undisputed Claim continues after the 30 day cure period, then the aggrieved party shall have all remedies provided by this Agreement and by law.  With respect to a Disputed Claim, the parties shall proceed in good faith to negotiate a resolution of such Disputed Claim and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
8.4.      Indemnity by Sellers.  Subject to the provisions of Section 8.4 of this Agreement, Sellers agree to indemnify, defend, protect and hold Purchaser and its officers, directors, shareholders and agents harmless for, from and against any and all (i) liabilities of Sellers, (ii) Claims sustained directly or indirectly by Purchaser based on pre-closing operation of Sellers' business, and (iii) breach of any of Sellers' respective representations and warranties made under this Agreement. Sellers agree to pay Purchaser's costs of defense and to indemnify Purchaser against all such liabilities, except for those described in Section 8.4, that exist at the date of closing or are based on the conduct of Sellers' business prior to the date of Closing.
8.5.      Indemnity by Purchaser.  In addition to the Special Indemnity of Purchaser set forth in Section 8.4 of this Agreement, Purchaser agrees to indemnify, defend, protect and hold Seller, its member(s) and agents harmless for, from and against, any and all (i) claims sustained directly or indirectly by Sellers or its member(s) or agents based on Purchaser's ownership, use or operation of the assets or assumed Liabilities after closing, and (ii) breach of any of Purchaser's representations,  warranties, and covenants made under this Agreement.  Purchaser agrees to pay Sellers' and each member's or agent's attorney fees and costs of defense and to indemnify Sellers and their members and agents against all such liabilities that arise after the date of closing or are based on the ownership of the Assets after the date of closing.
8.6.      Rights and Remedies Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights and remedies available at law or in equity.
Exhibit 10(b) Page 9

8.7.      Non-waiver of Rights and Remedies.  The failure or neglect of a party to enforce any right or remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in the waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.
8.8.      Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by Florida law.  The state and federal courts of Florida have jurisdiction; and venue for mediation, litigation and all other proceedings shall be located in Palm Beach County, Florida.
8.9.      Survival of Remedies.  Except as otherwise set forth in this Agreement, the remedies and remedial procedures and processes set forth in this Article 8 survive termination or abandonment of this Agreement.
ARTICLE 9.
 GENERAL PROVISIONS
9.1.      Notices.  All notices and other communications ("Notices") under this Agreement shall be (i) in writing, (ii) deemed to have been delivered (a) upon the date of delivery if delivered in person, by facsimile or by e-mail, (b) on the date of the postmark on the return receipt if deposited in the United States Mail, with postage prepaid for certified or registered mail, return receipt requested, or (c) on the date of delivery if delivered by nationally recognized express courier, and (iii) shall be addressed or delivered to the following relevant address or at the other address as shall be given in writing by a party to the other:
If to Purchaser:	On the Move Corporation
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33437

With a copy to:	Richard Reitano
Chairman/CEO

If to Sellers:	Jay Seewald
12355 Hagen Ranch Road
Suite 604
Boynton Beach, FL 33437

9.2.      Payment of Expenses.  Except for expenses of the appraisal and for the purchase of a policy of title insurance related to this transaction, Purchaser and Sellers shall each pay their own fees and expenses, including fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and performance of this Agreement.
9.3.      Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.
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9.4.      Entire Agreement.  All Exhibits and Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Exhibits and Schedules, constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.
9.5.      Severability.  The invalidity of any portion of this Agreement shall not affect the validity of any other portion of this Agreement.  If the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, the restrictions shall be effective for the period of time and area as a court may determine to be reasonable.
9.6.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
9.7.      Amendment and Waiver.  This Agreement may not be modified or amended, except by an agreement in writing signed by Sellers and Purchaser.  Sellers or Purchaser may waive any of the conditions contained herein or any of the obligations of the other party hereunder but any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.
9.8.      Power to Execute.  Each person executing this Agreement on behalf of a Party, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required for the effectiveness or enforceability of this Agreement against such party following such execution.
9.9.      Assignment.  This Agreement is freely assignable; provided, however, any assignment shall be effective only when a fully executed counterpart thereof is delivered to the non-assigning Party hereto bearing the signatures of assignor and assignee and including an express assumption by assignee of the obligations of the assigning party hereunder.  No such assignment shall release the assigning Party from any of its obligations, liabilities, warranties or representations set forth in this Agreement.
9.10.      Binding Terms.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties hereto and their legal representatives, successors and permitted assigns as described herein.
9.11.      Headings.  Descriptive headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
9.12.      Singular and Plural; Gender.  When required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa.
9.13.      Commissions.  Sellers and Purchaser mutually represent and warrant that no real estate commission, finders' or brokers' fee has been or will be incurred in connection with this Agreement for the sale of Assets contemplated hereby.  Each Party agrees to indemnify and hold the other harmless from and against any and all real estate commissions, finders' fees or brokers' fees due or claimed to be due in connection with this transaction and attributable to the indemnifying Party, such indemnity to include reasonable attorneys' fees and costs incurred in connection with any such claim.
Exhibit 10(b) Page 11

SELLERS:

West Boynton Auto Service, Inc.

By:
Its: President

Spanish River Service, Inc.

By:
Its: President

PURCHASER:

On the Move Corporation

By:
Its: EVP/Secretary/Director

JAY SEEWALD AS TO ARTICLE 7

Exhibit 10(b) Page 12